Exhibit 99.1
FOR IMMEDIATE RELEASE – April 29, 2021
Carter Bankshares, Inc. Announces First Quarter 2021 Financial Results
Martinsville, VA, April 29, 2021 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE) today announced net income of $9.4 million, or $0.36 diluted earnings per share, for the first quarter of 2021 compared to net income of $2.9 million, or $0.11 diluted earnings per share, in the fourth quarter of 2020 and net income of $4.4 million, or $0.17 diluted earnings per share, for the first quarter of 2020. Pre-tax pre-provision earnings1 were $11.9 million, $7.9 million and $9.5 million for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
First Quarter 2021 Financial Highlights
•Net interest income increased $0.4 million, or 1.4%, to $26.5 million as compared to the fourth quarter of 2020 primarily due to an 11 basis point decrease in funding costs;
•Net interest margin, on a fully taxable equivalent basis, increased 7 basis points to 2.78% compared to the fourth quarter of 2020 and decreased 23 basis points compared to the first quarter of 2020;
•The Company adopted the Current Expected Credit Loss (“CECL”) effective January 1, 2021, resulting in a (“Day 1”) adjustment to the allowance for credit losses (“ACL”) of $64.5 million, which includes $61.6 million to the ACL and $2.9 million related to the loss-of-life reserve on unfunded commitments. The impact to retained earnings at transition date was $50.7 million;
•Total deposits increased $6.9 million to $3.7 billion as of March 31, 2021 as compared to the fourth quarter of 2020 and $218.6 million, or 6.3%, as compared to March 31, 2020. Total deposits at March 31, 2021 include $81.6 million of deposits held-for-assumption in connection with the Company’s agreement to sell four of its bank branches. Noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased $102.3 million, or 5.2%, as compared to the fourth quarter of 2020 and increased $502.2 million, or 31.7%, compared to March 31, 2020. These increases were offset by the intentional decline in higher cost certificates of deposits of $92.3 million and $365.2 million as compared to December 31, 2020 and March 31, 2020, respectively;
•On January 6, 2021, the Company announced the closing of 24 retail branch offices through closure or sale. On April 16, 2021, 19 of the branch closures occurred and one additional branch is expected to close on June 4, 2021. The sale of one branch to F & M Bank closed on April 23, 2021 and the sale of three branches to Pendleton Community Bank is expected to close on May 21, 2021. These closures and transactions are part of our branch network optimization project aligned with our strategic goals to enhance franchise value and improve operating efficiency. At March 31, 2021, in connection with the Company’s agreement to sell four of the bank branches are $9.4 million of loans and $81.6 million of deposits detailed in the Financial Condition section below;
•On June 4, 2021, the Company will open a new retail branch office in Greensboro, NC;
•The provision for credit losses totaled $1.6 million for the quarter ended March 31, 2021, which includes a release of $0.3 million for the life-of-loss reserve for unfunded commitments and was calculated under the CECL accounting standard, as compared to $4.8 million for the quarter ended December 31, 2020.
“As the impacts of COVID-19 continued to linger during the first quarter of 2021, we continue to be very proud of our teammates and how they have adapted and persevered to successfully meet the needs of our business and consumer banking customers. It is because of the hard work and dedication of these teammates that we view the first quarter as a success. ” stated Litz H. Van Dyke, Chief Executive Officer. “Looking ahead, we are well positioned to effectively serve our customers given our strong capital base, ample liquidity and reserves, state-of-the-art technology, and ability to offer competitive products and services through traditional and digital channels.”
Van Dyke continued, “We are pleased with the direction of the Company and our first quarter results. We continue to make significant progress with our deposit mix and cost of funds, which is driving our net interest margin higher. We completed our branch optimization initiative in April, which leaves us with a core retail branch footprint that better aligns with the strategic vision of our Company. We can now focus on growth in select and emerging markets that we have targeted. We continue to build out our commercial, retail and mortgage lending groups in all key markets. While progress continues with respect to asset quality, further reduction of troubled assets remains a constant goal. The implementation of CECL this quarter, which allowed for a substantial build in reserves, gives us tremendous flexibility as we look to aggressively reduce problem assets and improve the risk profile of the loan portfolio. Despite the lingering challenges of COVID-19, we continue to move forward with initiatives designed to enhance the financial performance of this Company and we remain very optimistic about our future.”
Operating Highlights
Net interest income decreased $0.7 million, or 2.7%, to $26.5 million during the first quarter of 2021 compared to the same period in 2020. The net interest margin, on a fully taxable equivalent basis, decreased 23 basis points to 2.78% over the past twelve months. The decreases in short-term interest rates had a negative impact on both net interest income and net interest margin, but were offset by lower cost of funds. The yield on interest-earning assets decreased 71 basis points, offset by a 57 basis point decline in funding costs compared to the same period in 2020.
The Company elected to defer its adoption of CECL in accordance with relief provided under the U.S. Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. As such, the Company adopted the CECL accounting standard on March 31, 2021, effective January 1, 2021 Day 1, resulting in a transition adjustment to retained earnings of $50.7 million. The adoption of CECL contributed to the higher ACL. The Day 1 ACL totaled $115.7 million, an increase of $61.6 million, or 114.0%, as compared to the year ended December 31, 2020. The ACL for the quarter ended March 31, 2021 totaled $116.9 million, an increase of $62.8 million and $1.2 million compared to the year ended December 31, 2020 and Day 1, respectively. The Day 1 adjustment included $3.1 million for the life-of-loss reserves for unfunded commitments. The ACL was 3.93% of total portfolio loans as of January 1, 2021 as compared to 1.83% at December 31, 2020. At March 31, 2021, the ACL was 3.93% of total portfolio loans and the ACL to nonperforming loan ratio was 365.7%.
Management believes the ACL is adequate to absorb expected losses.
As with any financial model, CECL is dependent on a number of assumptions. The Day 1 model introduced a segmented portfolio of loans for discrete analysis. This segmented pool has an aggregate principal balance of $373.4 million at March 31, 2021 and includes unique risk attributes considered inconsistent with current underwriting standards. The analysis applied to this pool resulted in an increase in reserves of $56.0 million and is disclosed in the “Other” line item in the loans and loans held-for-sale table.
The provision for credit losses decreased to $1.6 million in the first quarter of 2021 compared to $4.8 million in the fourth quarter of 2020. Provision for credit losses was primarily driven by adjustments to the CECL model to account for additional potential deterioration in credit quality with respect to loans on deferral. Management reviews and analyzes the monthly operating statements of commercial clients in the deferral program. During the first quarter of 2021, management observed continued deterioration on a loan in deferral with an aggregate principal balance of $8.1 million not previously recognized in the Day 1 model. This adjustment resulted in additional reserves of $1.5 million. Provision expense for the quarter was impacted by net charge-offs totaling $0.7 million.

Included in the provision for credit losses in the first quarter of 2021 is a release of $0.3 million for the life-of-loss reserve for unfunded commitments compared to a release of $0.5 million in the fourth quarter of 2020.
At March 31, 2021 and December 31, 2020, nonperforming loans were $32.0 million. Net charge-offs were $0.7 million during the first three months of 2021 as compared to $0.6 million in the same period of 2020. As a percentage of average portfolio loans, on an annualized basis, net charge-offs were 0.10% and 0.09% for the periods ending March 31, 2021 and 2020, respectively. Nonperforming loans as a percentage of total portfolio loans were 1.08%, 1.09% and 1.38% as of March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
Total noninterest income increased $2.0 million, or 28.8%, to $9.0 million for the three months ending March 31, 2021 compared to the same period of 2020, primarily driven by the impact of $3.6 million in net securities gains. Securities gains increased $2.4 million to $3.6 million during the first quarter of 2021 compared to $1.2 million during the same period of 2020 to take advantage of market opportunities and reposition and diversify holdings in the securities portfolio. Other key factors impacting noninterest income were $1.0 million of lower insurance commissions and $0.2 million of lower commercial loan swap fee income as result of the timing of demand for this product in the current low interest rate environment. These decreases were offset by $0.6 million of higher debit card interchange fees and $0.2 million increase in service charges on deposit accounts.
Total noninterest expense for the three months ended March 31, 2021 decreased $1.1 million, or 4.6%, to $23.6 million as compared to the same period of 2020. The decrease was primarily driven by a decline of $1.0 million in salaries and employee benefits, a $1.0 million decrease in unfunded loan commitment expense, a $0.4 million decline in advertising and a $0.5 million decrease in other expenses. The decrease in salaries and benefits is primarily attributable to our branch network optimization project, offset by normal merit increases. There have not been any permanent or temporary reductions in employees as a result of COVID-19. The reduction in advertising was due to the sunset of our deposit acquisition strategy in the fourth quarter of 2020. The $1.0 million decline in unfunded loan commitment expense is a result of the adoption of CECL as unfunded loan commitment expense is now recorded as part of provision for credit losses instead of noninterest expense, where it was previously recorded. Offsetting these decreases are increases in other expenses of $1.8 million and are primarily due to occupancy expense, FDIC insurance expense, professional and legal fees, data processing due to an increase in customer accounts and new modules added to our core processor, debit card expense and tax credit amortization.
Financial Condition
Total assets were $4.1 billion at March 31, 2021 and $4.2 billion at December 31, 2020. Total portfolio loans increased $24.7 million, or 3.4% on an annualized basis, to $3.0 billion at March 31, 2021 compared to December 31, 2020. Nonperforming loans were $32.0 million at March 31, 2021 and December 31, 2020. Other real estate owned (“OREO”) decreased $1.7 million at March 31, 2021 as compared to December 31, 2020.
Closed retail bank offices declined $0.6 million with a remaining book value of $1.9 million at March 31, 2021 compared to $2.5 million at December 31, 2020. Through the second quarter of 2021, all branch closures and sale transactions will be completed as part of our branch network optimization project aligned with our strategic goals to enhance franchise value and improve operating efficiency.
Federal Reserve Bank excess reserves decreased $52.8 million at March 31, 2021 as compared to December 31, 2020 due to active balance sheet management.
The securities portfolio increased $1.4 million and is currently 18.8% of total assets at March 31, 2021 as compared to 18.6% of total assets at December 31, 2020. The increase is a result of active balance sheet management. We have further diversified the securities portfolio as to bond types, maturities and interest rate structures.

Total deposits increased $6.9 million to $3.7 billion at March 31, 2021 as compared to December 31, 2020. Total deposits at March 31, 2021 includes $81.6 million of deposits held-for-assumption in connection with the Company’s agreement to sell four of its bank branches. Deposits held-for-assumption at March 31, 2021 include: $9.0 million of noninterest-bearing deposits, $5.4 million of interest-bearing deposits, $14.8 million of money market and savings deposits and $52.4 million in certificates of deposit. Core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased by $102.3 million, or 5.2%, at March 31, 2021 compared to December 31, 2020. Offsetting these increases was the intentional runoff of $92.3 million of higher cost certificates of deposits. Noninterest-bearing deposits comprised 19.9%, 19.0% and 16.1% of total deposits at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
The Company provides deferrals to customers under Section 4013 of the CARES Act and regulatory interagency statements on loan modifications. The Company launched successive deferral programs with short-term expirations. The Part I program was launched in March 2020 and expired at the end of August 2020. The deferrals in Part I typically provided deferral of both principal and interest through the expiry. The Part II program was launched in July 2020 and expired at the end of December 2020. The deferrals in this program were needs based and required the collection of updated financial information and in certain situations, the validation of liquidity to support the business. Prior to the extension of the CARES Act, the Company launched the Part III program that offered borrowers in the Part II program an extension of deferrals through June 2021. For those borrowers who opted into the Part III program, they are required to provide monthly financial statements and remit payments on a quarterly basis based on excess cash flows, if any, up to their otherwise contractual payment. Composition of the Part III program are 68.6% principal deferral and 31.4% full deferral. At the end of the deferral period, for term loans, payments will be applied to accrued interest first and will resume principal payments once accrued interest is current. Deferred principal will be due at maturity. For interest only loans, such as lines of credit, deferred interest will be due at maturity. As of March 31, 2021, we had 92 loans opt for deferrals under Part III of the program which continues through June 30, 2021, with an aggregate principal balance of $407.0 million or 13.7% of total portfolio loans and a weighted average deferment period of 2.9 months. Approximately $320.4 million of these modifications were comprised of 58 loan deferrals related to the hospitality industry.
We have participated in the Paycheck Protection Program (“PPP”) established by the CARES Act. Through the first two rounds of PPP, we had approved 515 loan applications totaling $39.9 million through our internal lending program, of which 295 loans totaling $19.4 million have been fully forgiven by the Small Business Administration (“SBA”) as of March 31, 2021. The $39.9 million in PPP loans during the first two rounds of PPP generated $1.5 million in fees, which will be recognized in income as loans are forgiven, or over the remaining life of the loan for any portion that is not forgiven. We had an additional 451 loans approved that were referred to an online small business lender, totaling $17.9 million during the first two rounds of PPP. On December 22, 2020 Congress passed legislation that was signed into law on December 27, 2020, making available a third round of PPP funding. We are providing access to the program through our internal lending program for our current business customers. As of March 31, 2021, we had approved 101 loan applications totaling $8.2 million.
The Company remains well capitalized. The Company’s Tier 1 Capital ratio was 12.88% at March 31, 2021 as compared to 13.08% at December 31, 2020. The Company’s leverage ratio was 10.16% at March 31, 2021 as compared to 10.26% at December 31, 2020. The Company’s Total Risk-Based Capital ratio was 14.14% at March 31, 2021 as compared to 14.33% at December 31, 2020. On March 2020, the regulators issued interim final rule (“IFR”) to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The IFR maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period (five-year transition option). We adopted CECL effective January 1, 2021 and elected to implement the capital transition relief over the permissible three-year period.
Total capital of $387.9 million at March 31, 2021, reflects a decrease of $52.3 million as compared to December 31, 2020. The decrease in equity during 2021 is primarily due to the transitional adjustment of $50.7 million for the adoption of CECL and an $11.1 million decrease in other comprehensive income due to changes in fair value of investment securities, offset by net income of $9.4 million in the first three months of 2021. The remaining difference of $0.1 million is related to restricted stock activity for the quarter ending March 31, 2021.
At March 31, 2021, funding sources accessible to the Company include borrowing availability at the Federal Home Loan Bank (“FHLB”), equal to 25% of the Company’s assets approximating $1.0 billion, subject to the amount of eligible collateral pledged, federal funds unsecured lines with six other correspondent financial institutions in the amount of $145.0 million and access to the institutional CD market. In addition to the above resources, the Company also has $626.3 million of unpledged available-for-sale investment securities as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.1 billion in assets and 72 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.
Important Note Regarding Non-GAAP Financial Measures
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures, such as adjusted noninterest expense, adjusted efficiency ratio, and net interest income on a fully taxable equivalent basis, which are all non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This information contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “believe,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: changes in accounting policies, practices, or guidance, for example, our adoption of CECL; cyber-security concerns; rapid technological developments and changes; the Company’s liquidity and capital positions; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as the current COVID-19 pandemic), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth; sensitivity to the interest rate environment including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; regulatory supervision and oversight; legislation affecting the financial services industry as a whole, and Carter Bankshares, Inc., in particular; the outcome of pending and future litigation and governmental proceedings; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; managing our internal growth and acquisitions; the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated; containing costs and expenses; reliance on significant customer relationships; general economic or business conditions; deterioration of the housing market and reduced demand for mortgages; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses. Many of these factors, as well as other factors, are described in our filings with the SEC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is prepared, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is prepared.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Due From Banks	$42,899	$38,535	$48,706
Interest-Bearing Deposits in Other Financial Institutions	65,624	39,954	3,667
Federal Reserve Bank Excess Reserves	110,631	163,453	11,028
Total Cash and Cash Equivalents	219,154	241,942	63,401

Securities, Available-for-Sale, at Fair Value	780,032	778,679	729,973
Loans Held-for-Sale	32,737	25,437	29,689
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	9,423	9,835	—
Portfolio Loans	2,971,875	2,947,170	2,939,899
Allowance for Credit Losses	(116,872)	(54,074)	(42,942)
Portfolio Loans, net	2,855,003	2,893,096	2,896,957

Bank Premises and Equipment, net	85,349	85,307	88,986
Bank Premises and Equipment Held-for-Sale, net	2,273	2,293	—
Other Real Estate Owned, net	14,031	15,722	18,117
Goodwill	—	—	62,192
Federal Home Loan Bank Stock, at Cost	3,215	5,093	5,093
Bank Owned Life Insurance	54,337	53,997	52,950
Other Assets	86,576	67,778	54,505
TOTAL ASSETS	$4,142,130	$4,179,179	$4,001,863

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$733,291	$699,229	$557,511
Interest-Bearing Demand	384,425	366,201	305,214
Money Market	323,008	294,229	156,140
Savings	646,722	625,482	566,414
Certificates of Deposits	1,522,510	1,614,770	1,887,716
Deposits Held-for-Assumption in Connection with Sale of Bank Branches	81,565	84,717	—
Total Deposits	3,691,521	3,684,628	3,472,995
Federal Home Loan Bank Borrowings	30,000	35,000	35,000
Other Liabilities	32,720	19,377	19,047
TOTAL LIABILITIES	3,754,241	3,739,005	3,527,042

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
26,467,531 outstanding at March 31, 2021,
26,385,041 outstanding at December 31, 2020 and 26,385,754 at March 31, 2020	26,468	26,385	26,386
Additional Paid-in-Capital	143,582	143,457	142,792
Retained Earnings	213,260	254,611	304,892
Accumulated Other Comprehensive Income	4,579	15,721	751
TOTAL SHAREHOLDERS' EQUITY	387,889	440,174	474,821
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,142,130	$4,179,179	$4,001,863

PROFITABILITY RATIOS (ANNUALIZED)
Return on Average Assets	0.92%	(1.12)%	0.44%
Return on Average Shareholders' Equity	9.72%	(9.78)%	3.70%
Portfolio Loan to Deposit Ratio	80.51%	79.99%	84.65%
Allowance to Total Portfolio Loans	3.93%	1.83%	1.46%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	9.36%	10.53%	11.86%
Tier 1 Leverage Ratio	10.16%	10.26%	10.47%
Risk-Based Capital - Tier 1	12.88%	13.08%	13.03%
Risk-Based Capital - Total	14.14%	14.33%	14.29%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020

	(unaudited)	(audited)	(unaudited)
Interest Income	$32,957	$33,502	$37,836
Interest Expense	6,428	7,349	10,572
NET INTEREST INCOME	26,529	26,153	27,264

Provision for Credit Losses	1,575	4,821	4,798
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	24,954	21,332	22,466

NONINTEREST INCOME
Gains on Sales of Securities, net	3,610	959	1,214
Service Charges, Commissions and Fees	1,809	1,623	1,650
Debit Card Interchange Fees	1,831	1,587	1,243
Insurance Commissions	294	(395)	1,309
Bank Owned Life Insurance Income	340	346	353
Other Real Estate Owned Income	71	61	139
Commercial Loan Swap Fee Income	219	931	422
Other	778	477	622
TOTAL NONINTEREST INCOME	8,952	5,589	6,952

NONINTEREST EXPENSE
Salaries and Employee Benefits	12,582	13,284	13,581
Occupancy Expense, net	3,514	3,292	3,249
FDIC Insurance Expense	643	685	544
Other Taxes	762	808	746
Advertising Expense	170	223	612
Telephone Expense	600	578	574
Professional and Legal Fees	1,224	1,696	437
Data Processing	921	731	486
Losses on Sales and Write-downs of Other Real Estate Owned, net	212	78	189
Losses on Sales and Write-downs of Bank Premises, net	43	11	12
Debit Card Expense	632	576	554
Tax Credit Amortization	427	272	272
Unfunded Loan Commitment Expense	—	(503)	982
Other Real Estate Owned Expense	54	246	140
Other	1,821	1,864	2,370
TOTAL NONINTEREST EXPENSE	23,605	23,841	24,748

INCOME BEFORE INCOME TAXES	10,301	3,080	4,670
Income Tax Provision	926	138	247
NET INCOME	$9,375	$2,942	$4,423

Shares Outstanding, at End of Period	26,467,531	26,385,041	26,385,754
Average Shares Outstanding-Diluted	26,408,319	26,386,170	26,362,649

PER SHARE DATA
Basic Earnings Per Common Share	$0.36	$0.11	$0.17
Diluted Earnings Per Common Share	$0.36	$0.11	$0.17
Book Value	$14.66	$16.68	$18.00
Tangible Book Value[2]	$14.66	$16.68	$15.64
Market Value	$13.96	$10.72	$9.18

PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.78%	2.71%	3.01%
Core Efficiency Ratio[4]	72.38%	73.71%	73.95%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	March 31, 2021			December 31, 2020			March 31, 2020
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$174,731	$50	0.12%	$123,118	$34	0.11%	$62,960	$210	1.34%
Tax-Free Investment Securities	51,589	413	3.25%	63,574	491	3.07%	21,452	204	3.82%
Taxable Investment Securities	708,250	2,987	1.71%	698,761	3,018	1.72%	712,104	4,502	2.54%
Tax-Free Loans	223,012	1,787	3.25%	265,649	2,119	3.17%	337,857	2,660	3.17%
Taxable Loans	2,777,423	28,145	4.11%	2,757,028	28,341	4.09%	2,584,917	30,797	4.79%
Federal Home Loan Bank Stock	4,805	37	3.12%	5,093	48	3.75%	4,418	64	5.83%
Total Interest-Earning Assets	$3,939,810	$33,419	3.44%	$3,913,223	$34,051	3.46%	$3,723,708	$38,437	4.15%

LIABILITIES
Deposits:
Interest-Bearing Demand	$378,886	$215	0.23%	$358,024	$214	0.24%	$297,395	$446	0.60%
Money Market	309,624	266	0.35%	249,879	232	0.37%	154,564	271	0.71%
Savings	644,806	162	0.10%	626,744	162	0.10%	562,712	145	0.10%
Certificates of Deposit	1,620,543	5,652	1.41%	1,711,053	6,619	1.54%	1,918,841	9,633	2.02%
Total Interest-Bearing Deposits	$2,953,859	$6,295	0.86%	$2,945,700	$7,227	0.98%	$2,933,512	$10,495	1.44%
Borrowings:
FED Funds Purchased	—	—	—%	—	—	—%	220	1	1.83%
Federal Home Loan Bank Borrowings	33,889	96	1.15%	35,000	101	1.15%	17,418	58	1.34%
Other Borrowings	2,307	37	6.50%	1,721	21	4.85%	1,481	18	4.89%
Total Borrowings	36,196	133	1.49%	36,721	122	1.32%	19,119	77	1.62%
Total Interest-Bearing Liabilities	$2,990,055	$6,428	0.87%	$2,982,421	$7,349	0.98%	$2,952,631	$10,572	1.44%
Net Interest Income		$26,991			$26,702			$27,865
Net Interest Margin			2.78%			2.71%			3.01%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Commercial
Commercial Real Estate	$1,384,541	$1,453,799	$1,372,819
Commercial and Industrial	460,264	557,164	618,853
Total Commercial Loans	1,844,805	2,010,963	1,991,672
Consumer
Residential Mortgages	414,507	472,170	513,013
Other Consumer	49,516	57,647	73,242
Total Consumer Loans	464,023	529,817	586,255
Construction	289,661	406,390	361,972
Other [5]	373,386	—	—
Total Portfolio Loans	$2,971,875	$2,947,170	$2,939,899
Loans Held-for-Sale	32,737	25,437	29,689
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	9,423	9,835	—
Total Loans	$3,014,035	$2,982,442	$2,969,588

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Nonperforming Loans
Commercial Real Estate	$651	$224	$299
Commercial and Industrial	818	456	115
Construction	2,124	2,012	3,080
Residential Mortgages	3,629	4,135	3,163
Other Consumer	109	191	236
Other	—	—	—
Total Nonperforming Loans	7,331	7,018	6,893

Nonperforming Troubled Debt Restructurings
Commercial Real Estate	21,306	21,667	29,064
Commercial and Industrial	—	—	290
Construction	3,319	3,319	4,210
Residential Mortgages	—	—	—
Other Consumer	—	—	—
Other	—	—	—
Total Nonperforming Troubled Debt Restructurings	24,625	24,986	33,564
Total Nonperforming Loans and Troubled Debt Restructurings	31,956	32,004	40,457
Other Real Estate Owned	14,031	15,722	18,117
Total Nonperforming Assets	$45,987	$47,726	$58,574

	For the Periods Ended
(Dollars in Thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Nonperforming Loans	$31,956	$32,004	$40,457
Other Real Estate Owned	14,031	15,722	18,117
Total Nonperforming Assets	45,987	47,726	58,574

Troubled Debt Restructurings (Nonaccruing)	24,625	24,986	33,564
Troubled Debt Restructurings (Accruing)	106,650	109,250	107,694
Total Troubled Debt Restructurings	$131,275	$134,236	$141,258

Nonperforming Loans and Troubled Debt Restructurings to Total Portfolio Loans	1.08%	1.09%	1.38%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	1.54%	1.61%	1.98%
Allowance for Credit Losses to Total Portfolio Loans	3.93%	1.83%	1.46%
Allowance for Credit Losses to Nonperforming Loans and Troubled Debt Restructurings	365.73%	168.96%	106.14%
Net Loan Charge-offs (Recoveries)	$701	$2,694	$618
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans	0.10%	0.09%	0.09%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date
(Dollars in Thousands)	March 31, 2021	December 31, 2020		March 31, 2020
Balance Beginning of Year	$54,074	$49,965		$38,762
Impact of CECL Adoption	61,924	—	—	—
Provision for Credit Losses	1,575	4,821		4,798
Charge-offs:
Commercial Real Estate	—	—		—
Commercial and Industrial	1	56		38
Construction	—	—		—
Residential Mortgages	195	173		5
Other Consumer	870	719		1,527
Total Charge-offs	1,066	948		1,570
Recoveries:
Commercial Real Estate	—	—		707
Commercial and Industrial	1	70		1
Construction	61	—		—
Residential Mortgages	166	26		—
Other Consumer	137	140		244
Total Recoveries	365	236		952
Total Net Charge-offs	701	712		618
Balance End of Year	$116,872	$54,074		$42,942

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, except per share data)
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
1 Pre-tax pre-provision earnings are computed as net interest income plus noninterest income minus noninterest expense before the provision for credit losses and income tax provision.

[2] Tangible Equity	Quarter-to-Date
	March 31, 2021	December 31, 2020	March 31, 2020
Total Shareholders' Equity	$387,889	$440,174	$474,821
Less: Goodwill	—	—	62,192
Tangible Equity	$387,889	$440,174	$412,629

Shares Outstanding at End of Period	26,467,531	26,385,041	26,385,754
Tangible Book Value Per Common Share	$14.66	$16.68	$15.64
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2021 and 2020 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date
	March 31, 2021	December 31, 2020	March 31, 2020
Interest Income	$32,957	$33,502	$37,836
Interest Expense	6,428	(7,349)	(10,572)
Net Interest Income	26,529	26,153	27,264
Tax Equivalent Adjustment[3]	462	549	601
NET INTEREST INCOME (FTE) (Non-GAAP)	$26,991	$26,702	$27,865
Net Interest Income (Annualized)	109,464	106,228	112,072
Average Earning Assets	3,939,810	3,913,223	3,723,708
NET INTEREST MARGIN (FTE) (Non-GAAP)	2.78%	2.71%	3.01%

[4] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date
	March 31, 2021	December 31, 2020	March 31, 2020
NONINTEREST EXPENSE	$23,605	$23,841	$24,748
Less: Losses on Sales and Write-downs of Other Real Estate Owned, net	(43)	(78)	(189)
Less: Losses on Sales and Write-downs of Bank Premises, net	(212)	(11)	(12)
Less: Professional Fees	—	(201)	—
CORE NONINTEREST EXPENSE (Non-GAAP)	$23,350	$23,551	$24,547

NET INTEREST INCOME	$26,529	$26,153	$27,264
Plus: Taxable Equivalent Adjustment[3]	462	549	601
NET INTEREST INCOME (FTE) (Non-GAAP)	$26,991	$26,702	$27,865
Less: Gains on Sales of Securities, net	(3,610)	(959)	(1,214)
Less: Other Real Estate Owned Income	(71)	(61)	(139)
Less: Other Gains	—	—	(269)
Plus: Equity Method-Insurance One-Time Payout	—	678	—
Noninterest Income	8,952	5,589	6,952
CORE NET INTEREST INCOME (FTE) (Non-GAAP) plus NONINTEREST INCOME	$32,262	$31,949	$33,195

CORE EFFICIENCY RATIO (Non-GAAP)	72.38%	73.71%	73.95%
5 The break-out of “Other” loans totaled $373.4 million consisting of $136.3 million of CRE, $77.8 million of C&I, $49.6 million of residential mortgages and $109.7 million of construction. Results for the periods for “Other” loans beginning after January 1, 2021 are presented under ASC 326, while prior period amounts continue to be reported in accordance with previously applicable GAAP.